Ohr Pharmaceutical, Inc. 8-K

Exhibit 99.1

Ohr Pharmaceutical Appoints Avner Ingerman, M.D. as Chief Clinical Officer

NEW YORK, New York – February 26, 2015 – Ohr Pharmaceutical, Inc. (NasdaqCM: OHRP), an Ophthalmology research and development company, today announced the appointment of Avner Ingerman, MD, to the newly created position of Chief Clinical Officer. Dr. Ingerman is an ophthalmologist, with more than 15 years of pharmaceutical industry product development experience. He will be responsible for the management and operation of Ohr’s clinical development programs, including the upcoming Phase III trials of OHR-102 in wet-AMD and additional studies evaluating OHR-102 in other retinal indications.

Dr. Ingerman’s previous roles included serving as Vice President of Ophthalmology at Regeneron Pharmaceuticals, where he was responsible for the Eylea® development program, which was conducted in collaboration with Bayer Healthcare. At Johnson & Johnson, he was research and development director in Israel and the UK, and clinical leader for the Lastacaft® development program in the U.S. Dr. Ingerman additionally served as an ophthalmology development consultant to numerous companies. Dr. Ingerman received his MD degree from the Tel-Aviv University Sackler School of Medicine and completed his ophthalmology residency at the Rabin Medical Center in Israel.

Dr. Irach Taraporewala, Chief Executive Officer of Ohr Pharmaceutical stated, “We are extremely pleased to have Dr. Ingerman join the management team at Ohr. Dr. Ingerman brings with him a wealth of experience in ophthalmic product development, including clinical development design and execution, global regulatory and operational management, and development program management. He has a thorough understanding of patient and clinician needs, and will apply his experience to the continued growth of Ohr’s pipeline development programs. We expect Dr. Ingerman’s expertise to prove invaluable for our upcoming Phase III registration trials with OHR-102 in the treatment of wet-AMD.”

Commenting on his appointment, Dr. Ingerman stated, “I recognize the tremendous opportunity that Ohr Pharmaceutical’s pipeline presents, and I am delighted to be joining the Company at this exciting time. I look forward to contributing my expertise to the advancement of Ohr’s clinical programs that seek to find treatments for back-of-the eye diseases.”

About Ohr Pharmaceutical, Inc.

Ohr Pharmaceutical, Inc. is an ophthalmology research and development company whose lead product, Squalamine, is being studied as an eye drop formulation (OHR-102) in several company-sponsored and investigator sponsored Phase II clinical trials for various back-of-the-eye diseases. These diseases include the wet form of age-related macular degeneration, retinal vein occlusion, diabetic macular edema, and proliferative diabetic retinopathy. In addition, Ohr has a sustained release micro fabricated micro-particle ocular drug delivery platform with several preclinical drug product candidates in development for glaucoma, steroid-induced glaucoma, ocular allergies, and protein drug delivery. The company also has a research agreement with Alcon on a sustained release program. Additional information on the company may be found at www.ohrpharmaceutical.com.

Contact:

Ohr Pharmaceutical Inc.	LifeSci Advisors, LLC
Investor Relations	Michael Wood
888-388-2327	646-597-6983
ir@ohrpharmaceutical.com	mwood@lifesciadvisors.com

Eylea® is a registered trademark of Regeneron Pharmaceuticals Inc.

Lastacaft® is a registered trademark of Allergan Inc.